Exhibit 1

CALL FOR AN ORDINARY GENERAL SHAREHOLDER’S MEETING

VISTA ENERGY, S.A.B. DE C.V.

As provided by Articles 47 and 55 Bis of the Securities Market Law (Ley de Mercado de Valores; “LMV”) and by article 183 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles; “LGSM”) and by articles Eleven, Eighteen, and Twenty of the current by-laws of Vista Energy, S.A.B. de C.V. (the “Company”), the shareholders of the Company (the “Shareholders”) are hereby called to an ORDINARY GENERAL SHAREHOLDER’S MEETING, to be held at 10:00 a.m. (Mexico City time) on March 3, 2025, in Mexico City, United Mexican States (“Mexico”), corporate domicile of the Company, in the meeting room located at Torre Virreyes, Pedregal No. 24, 24th Floor, Colonia Molino del Rey, Zip Code 11040, Miguel Hidalgo (the “Ordinary General Meeting”), in order to discuss the following:

AGENDA OF THE ORDINARY GENERAL MEETING

I.

Proposal, discussion, and, if applicable, approval for the Company to carry out, directly or indirectly, one or more acquisitions of exploration and/or exploitation rights, interests in concessions, licenses, and agreements for the development of unconventional hydrocarbon reserves and resources and/or any other asset related to the development of unconventional hydrocarbon reserves and resources located in basins where the Company operates, including the acquisition and/or participation in entities holding such assets (any of these, a “Potential Acquisition”), whose total amount represents more than 20% of the value of the Company’s consolidated assets (based on figures as of the end of the last quarter reported at the time of executing the first of such Possible Acquisitions or of executing the Potential Acquisition, if only one is executed), in the understanding that if the Potential Acquisition (or Potential Acquisitions, as a whole) represents an equal or lower percentage, it (or they) will not be subject to the present approval; and it is further understood that the total amount of the Potential Acquisition or Potential Acquisitions may not exceed, in the aggregate and within a period of 12 months from the date of the Ordinary General Meeting, 50% of the value of the consolidated assets of the Company (based on figures as of the end of the last quarter reported at the time of executing the first of such Potential Acquisition or of executing the Potential Acquisition, if only one is executed); associated resolutions.

II.

Proposal, discussion, and, if applicable, approval for the Company to incur any type of financing debt to pay in full or in part for the Potential Acquisition or Potential Acquisitions; associated resolutions.

III.

Proposal, discussion and, if applicable, approval to carry out one or several increases of the variable portion of the capital stock of the Company and the consequent issuance of Series A shares (which may be represented by ADSs) to pay in whole or in part the Potential Acquisition or Potential Acquisitions, as well as the delegation to the Board of Directors of the Company the ability to determine the terms of the issuance and subscription of the respective Series A shares for such purposes, in the understanding that the preferential subscription right will be excluded in connection with the issuance of such Series A shares and that the issuance of such Series A shares, as a whole, may not exceed the number of shares representing 15% of the Series A shares representative of the capital stock outstanding of the Company before carrying out the first capital increase (or the capital increase, in case only one capital increase is carried out) to pay the first of the Potential Acquisitions (or the Potential Acquisition, if only one is executed).

IV.	Appointment of delegates to comply with and, as appropriate, formalize the resolutions adopted at the Ordinary General Meeting; associated resolutions.

We remind the Shareholders that in order to be admitted in the Ordinary General Meeting, they are required to provide a deposit certificate (constancia de depósito) issued by the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., together with, if applicable, the supplementary list referred to in the LMV, no later than three business days prior to the date of the Ordinary General

Meeting hereby called, at the aforementioned address in the first paragraph of this call, between 9:00 a.m. to 2:00 p.m. (Mexico City time) and 4:30 p.m. to 7:00 p.m. (Mexico City time), from Monday to Friday, during business days. Upon delivery of such deposit certificates (constancias de depósito) by the Shareholders, entry passes will be issued without which such Shareholders will not be allowed to participate in the Ordinary General Meeting. Shareholders can attend the Ordinary General Meeting personally or represented by an attorney-in-fact appointed by means of a power of attorney granted in terms of the templates provided by the Company pursuant to Article 49, section III of the LMV or by means of a proxy or power of attorney granted in accordance with civil law and also pursuant to the provisions set forth in article 192 of the LGSM. The template of power of attorney and other documents related to the Ordinary General Meeting are available to Shareholders for consultation in the address set forth in the first paragraph of this call as well as on the website of the Company: www.vistaenergy.com/investors

Mexico City, Mexico as of January 21, 2025

By:	/s/ Miguel Matías Galuccio
Name:	Miguel Matías Galuccio
Title:	Chairman of the Board of Directors of

Vista Energy, S.A.B. de C.V.

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